Exhibit 4.7

UNDERWRITER’S PURCHASE OPTION

FOR THE PURCHASE OF 350,000 UNITS
OF

SHERMEN WSC ACQUISITION CORP.

1.             Purchase Option.

THIS CERTIFIES THAT, in consideration of $50 duly paid by CIBC World Markets Corp. (“CIBC”), as registered owner of this Purchase Option, to Shermen WSC Acquisition Corp. (“Company”), CIBC is entitled, at any time or from time to time upon the later of (i) the consummation of a Business Combination and (ii) [one year from date of prospectus], 2008 (“Commencement Date”), and at or before 5:00 p.m., Eastern Time, [four years from date of prospectus], 2011 (“Expiration Date”), but not thereafter, to subscribe for, purchase and receive, in whole or in part, up to Three Hundred Fifty Thousand (350,000) units (“Units”) of the Company, each Unit consisting of one share of common stock of the Company, par value $0.0001 per share (“Common Stock”), and two warrants (“Warrant(s)”) expiring four years from the effective date (“Effective Date”) of the registration statement on Form S-1 (“Registration Statement”) pursuant to which Units are offered for sale to the public (the “Offering”).  Each Warrant provides for substantially identical terms as the warrants included in the Units being registered for sale to the public by way of the Registration Statement (“Public Warrants”), except that the Warrants have an exercise price of $6.25 per share, subject to adjustment as provided in Section 6 hereof.  If the Expiration Date is a day on which banking institutions are authorized by law to close, then this Purchase Option may be exercised on the next succeeding day which is not such a day in accordance with the terms herein.  During the period ending on the Expiration Date, the Company agrees not to take any action that would terminate the Purchase Option.  This Purchase Option is initially exercisable at $7.50 per Unit so purchased; provided, however, that upon the occurrence of any of the events specified in Section 6 hereof, the rights granted by this Purchase Option, including the exercise price per Unit and the number of Units (and shares of Common Stock and Warrants) to be received upon such exercise, shall be adjusted as therein specified.  The term “Exercise Price” shall mean the initial exercise price or the adjusted exercise price, depending on the context.

The term “Holder” shall mean as of any date, CIBC and/or any transferee who acquired the Purchase Option(s) in accordance with Section 3.1 hereof.

2.             Exercise.

2.1.          Exercise Form.  In order to exercise this Purchase Option, the exercise form attached hereto as Exhibit A must be duly completed, executed and delivered to the Company, together with this Purchase Option and payment of the Exercise Price for the Units being purchased payable in cash or by certified check or official bank check.  If the subscription rights represented hereby have not been exercised at or before 5:00 p.m., Eastern time, on the Expiration

Date, this Purchase Option shall become and be void without further force or effect, and all rights represented hereby shall cease and expire.

2.2.          Legend.  Each certificate for the securities purchased under this Purchase Option shall bear a legend as follows unless such securities have been registered under the Securities Act of 1933, as amended (“Act”):

“THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (“ACT”) OR APPLICABLE STATE LAW.  THE SECURITIES MAY NOT BE OFFERED FOR SALE, SOLD OR OTHERWISE TRANSFERRED EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE ACT, OR PURSUANT TO AN EXEMPTION FROM REGISTRATION UNDER THE ACT AND APPLICABLE STATE LAW.”

2.3.          Cashless Exercise.

2.3.1.       Determination of Amount.  In lieu of the payment of the Exercise Price multiplied by the number of Units for which this Purchase Option is exercisable (and in lieu of being entitled to receive Common Stock and Warrants) in the manner required by Section 2.1, the Holder shall have the right (but not the obligation) to convert any exercisable but unexercised portion of this Purchase Option into Units (“Conversion Right”) as follows: upon exercise of the Conversion Right, the Company shall deliver to the Holder (without payment by the Holder of any of the Exercise Price in cash) that number of shares of Common Stock and Warrants comprising that number of Units equal to the quotient obtained by dividing (x) the “Value” (as defined below) of the portion of the Purchase Option being converted by (y) the Current Market Value (as defined below).  The “Value” of the portion of the Purchase Option being converted shall equal the remainder derived from subtracting (a) (i) the Exercise Price multiplied by (ii) the number of Units underlying the portion of this Purchase Option being converted from (b) the Current Market Value of a Unit multiplied by the number of Units underlying the portion of the Purchase Option being converted.  As used herein, the term “Current Market Value” per Unit at any date means the remainder derived from subtracting (x) the exercise price of the Warrants multiplied by the number of shares of Common Stock issuable upon exercise of the Warrants underlying one Unit from (y) (i) the Current Market Price of the Common Stock multiplied by (ii) the number of shares of Common Stock underlying one Unit, which shall include the shares of Common Stock underlying the Warrants included in such Unit.  The “Current Market Price” of a share of Common Stock shall mean (i) if the Common Stock is listed on a national securities exchange or quoted on the Nasdaq National Market, Nasdaq SmallCap Market or NASD OTC Bulletin Board (or successor such as the Bulletin Board Exchange), the average of the last sale prices of the Common Stock in the principal trading market for the Common Stock as reported by the exchange, Nasdaq or the NASD OTC Bulletin Board, as the case may be, for the five trading days prior to exercise; (ii) if the Common Stock is not listed on a national securities exchange or quoted on the Nasdaq National Market, Nasdaq SmallCap Market or the NASD OTC Bulletin Board (or successor such as the Bulletin Board Exchange), but is traded in the residual over-the-counter market, the average closing bid price for the Common Stock for the five trading days preceding the date in question for which such quotations are reported by the Pink Sheets, LLC or a similar publisher of such quotations; and (iii) if the fair market value of the Common Stock cannot be determined pursuant to clause (i) or (ii) above, such price as the Board of Directors of the Company shall determine, in good faith.

2.3.2.       Mechanics of Conversion.  The Conversion Right may be exercised by the Holder on any business day on or after the Commencement Date and not later than the Expiration Date by delivering the Purchase Option and the duly executed exercise form attached hereto with the conversion section completed to the Company and specifying the total number of Units the Holder will purchase pursuant to such Conversion Right.

2.3.3.       Warrant Exercise.  Any warrants underlying the Units shall be issued pursuant to and subject to the terms set forth in the Warrant Agreement dated as of [_________ __], 2007 (the "Warrant Agreement") between the Company and Continental Stock Transfer & Trust Company (the "Warrant Agent"). Without limiting the generality of the foregoing, the Company shall not be obligated to deliver any shares of Common Stock pursuant to the exercise of a Warrant underlying the Units and shall have no obligation to settle a Warrant exercise unless a registration statement under the Securities Act of 1933, as amended (the “Act”), with respect to the shares of Common Stock is effective and a current Prospectus is on file with the Securities and Exchange Commission (the “SEC”). In the event that a registration statement with respect to the shares of Common Stock underlying a Warrant is not effective under the Act or a current Prospectus is not on file with the SEC, the holder of such Warrant shall not be entitled to exercise such Warrant.  Notwithstanding anything to the contrary in this Agreement or the Warrant Agreement, under no circumstances will the Company be required to net cash settle the Warrant exercise.  Warrants may not be exercised by, or shares of Common Stock issued to, any registered holder in any state in which such exercise or issuance would be unlawful.  For the avoidance of doubt, as a result of this Section 2.3.3, any or all of the Warrants underlying the Units may expire unexercised.  In no event shall the registered Holder of a Unit or a Warrant be entitled to receive any monetary damages if the shares of Common Stock underlying the Warrants have not been registered by the Company pursuant to an effective registration statement or if a current prospectus is available for delivery by the Warrant Agent, provided the Company has fulfilled its obligation to use its best efforts to effect such registration and ensure a current prospectus is available for delivery by the Warrant Agent, as provided in the Warrant Agreement.

2.4           Limitation.  In no circumstances will the Company be required to settle this Purchase Option exercise for cash.

3.             Transfer.

3.1.          General Restrictions.  This Purchase Option has been deemed compensation by the NASD and is therefore subject to a lock-up under Rule 2710(g)(1) of the NASD Conduct Rules, pursuant to which such securities may not be sold, transferred, assigned, pledged or hypothecated for a period of 180 days immediately following the Effective Date. The registered Holder of this Purchase Option, by its acceptance hereof, agrees that it will not directly or indirectly sell, offer, contract or grant any option to sell (including without limitation any short sale), transfer, assign, pledge, hypothecate, establish an open “put equivalent position,” liquidate or decrease a “call equivalent position” within the meaning of Rule 16a-1(h) under the Securities Exchange Act of 1934, as amended, or otherwise dispose of, or enter into any transaction which is designed to, or might reasonably be expected to, result in the disposition of (“Transfer”) this Purchase Option for a period of one year immediately following the Effective Date to anyone other than (i) CIBC or a selected dealer participating in the Offering, or (ii) a bona fide officer or partner of CIBC or a selected dealer.  On and after the first anniversary of the Effective Date, Transfers of this Purchase Option to others may be made subject to compliance with or exemptions from applicable securities laws.  In order to make any permitted assignment, the Holder must deliver to the Company the assignment form attached hereto as Exhibit B, duly executed and completed, together with the Purchase Option and payment of all transfer taxes, if any, payable in connection therewith.  The Company shall, within five business days of its receipt of such assignment, transfer this Purchase Option on the books of the Company and shall execute and deliver a new Purchase Option or Purchase Options of like tenor to the appropriate assignee(s) expressly evidencing the right to purchase the aggregate number of Units purchasable hereunder or such portion of such number as shall be contemplated by any such assignment.

3.2.          Restrictions Imposed by the Act.  The securities evidenced by this Purchase Option shall not be transferred unless and until (i) the Company has received either (A) the opinion of counsel for the Holder that the securities may be transferred pursuant to an exemption from registration under the Act and applicable state securities laws, the availability of which is established to the reasonable satisfaction of the Company (the Company hereby agreeing that the opinion of Bingham McCutchen LLP shall be deemed satisfactory evidence of the availability of an exemption), or (B) such other evidence as the Company may request and that the Holder agrees to provide in lieu of such opinion; or (ii) a registration statement or a post-effective amendment to the Registration Statement relating to such securities has been filed by the

Company and declared effective by the Securities and Exchange Commission (the “SEC”) and compliance with applicable state securities law has been established.

4.             New Purchase Options to be Issued

4.1.          Partial Exercise or Transfer.  Subject to the restrictions in Section 3 hereof, this Purchase Option may be exercised or assigned in whole or in part.  In the event of the exercise or assignment hereof in part only, upon surrender of this Purchase Option for cancellation, together with the duly executed exercise or assignment form and funds sufficient to pay any Exercise Price (except to the extent the Holder elects to exercise this Purchase Option by means of a cashless exercise as provided by Section 2.3) and/or transfer tax, the Company shall cause to be delivered to the Holder without charge a new Purchase Option of like tenor to this Purchase Option in the name of the Holder evidencing the right of the Holder to purchase the number of Units purchasable hereunder as to which this Purchase Option has not been exercised or assigned.

4.2.          Lost Certificate.  Upon receipt by the Company of evidence satisfactory to it of the loss, theft, destruction or mutilation of this Purchase Option and of reasonably satisfactory indemnification or the posting of a bond, the Company shall execute and deliver a new Purchase Option of like tenor and date.  Any such new Purchase Option executed and delivered as a result of such loss, theft, mutilation or destruction shall constitute a substitute contractual obligation on the part of the Company.

5.             Registration Rights.

5.1.          “Piggy-Back” Registration.

5.1.1.       Grant of Right.  The Holders of the Purchase Options shall have the right for a period of seven years commencing on the Effective Date, to include the Purchase Options, including the Units, Common Stock, the Warrants and the Common Stock underlying the Warrants (the “Registrable Securities”) as part of any other registration of securities filed by the Company, other than in connection with a transaction contemplated by Rule 145(a) promulgated under the Act or pursuant to Form S-8 (a “Piggy-Back Registration”).  The Company shall cause such Registrable Securities to be included in such registration and shall use its commercially reasonable efforts to cause the managing underwriter or underwriters of a proposed underwritten offering to permit the Registrable Securities requested to be included in a Piggy-Back Registration on the same terms and conditions as any similar securities of the Company and to permit the sale or other disposition of such Registrable Securities in accordance with the intended method(s) of distribution thereof.  All holders of Registrable Securities proposing to distribute their securities through a Piggy-Back Registration that involves an underwriter or underwriters shall enter into an underwriting agreement in customary form with the underwriter or underwriters selected for such Piggy-Back Registration.

5.1.2.       Reduction of Offering.  If the managing underwriter or underwriters for a Piggy-Back Registration that is to be an underwritten offering advises the Company and the Holders in writing that the dollar amount or number of shares of Common Stock which the Company desires to sell, taken together with shares of Common Stock, if any, as to which registration has been demanded pursuant to written contractual arrangements with persons other than the Holders of Registrable Securities hereunder, the Registrable Securities as to which registration has been requested under this Section 5.1, and the shares of Common Stock, if any, as to which registration has been requested pursuant to the written contractual piggy-back registration rights of other shareholders of the Company, exceeds the maximum dollar amount or maximum number of shares that can be sold in such offering without adversely affecting the proposed offering price, the timing, the distribution method, or the probability of success of such offering (such maximum dollar amount or maximum number of shares, as applicable, the “Maximum Number of Shares”), then the Company shall include in any such registration:

(a)           If the registration is undertaken for the Company’s account: (i) first, the shares of Common Stock or other securities that the Company desires to sell that can be sold without exceeding the Maximum Number of Shares; (ii) second, to the extent that the Maximum Number of Shares has not been reached under the foregoing clause (i), the shares of Common Stock or other securities, if any, comprised of Registrable Securities and the shares of Common Stock or other securities registrable pursuant to the terms of the Registration Rights Agreement between the Company and the initial investors in the Company, dated as of [               ], 2007 (the “Registration Agreement” and such registrable securities, the “Investor Securities”), as to which registration has been requested pursuant to the applicable written contractual piggy-back registration rights of such security holders (pro rata in accordance with the number of shares that each such security holder has requested be included in such registration, regardless of the number of shares held by each such security holder (such proportion is referred to herein as “Pro Rata”) that can be sold without exceeding the Maximum Number of Shares; and (iii) third, to the extent that the Maximum Number of shares has not been reached under the foregoing clauses (i) and (ii), the shares of Common Stock or other securities for the account of other persons that the Company is obligated to register pursuant to written contractual piggy-back registration rights held by other shareholders of the Company that can be sold without exceeding the Maximum Number of Shares;

(b)           If the registration is a “demand” registration undertaken at the demand of holders of Investor Securities: (i) first, the shares of Common Stock or other securities for the account of the demanding persons, Pro Rata, that can be sold without exceeding the Maximum Number of Shares; (ii) second, to the extent that the Maximum Number of Shares has not been reached under the foregoing clause (i), the shares of Common Stock or other securities that the Company desires to sell, that can be sold without exceeding the Maximum Number of Shares; (iii) third, to the extent that the Maximum Number of Shares has not been reached under the foregoing clause (i) and (ii), the Registrable Securities as to which registration has been requested under this Section 5.2, Pro Rata; and (iv) fourth, to the extent that the Maximum Number of Shares has not been reached under the foregoing clauses (i), (ii) and (iii), the shares of Common Stock or other securities for the account of other persons that the Company is obligated to register pursuant to written contractual piggy-back registration rights held by other shareholders of the Company that can be sold without exceeding the Maximum Number of Shares; and

                (c)           If the registration is a “demand” registration undertaken at the demand of persons other than the holders of Investor Securities: (i) first, the shares of Common Stock or other securities for the account of the demanding persons that can be sold without exceeding the Maximum Number of Shares; (ii) second, to the extent that the Maximum Number of Shares has not been reached under the foregoing clause (i), the shares of Common Stock or other securities that the Company desires to sell and the shares of Common Stock or other securities comprised of Registrable Securities and Investor Securities as to which registration has been requested pursuant to the terms hereof and of the Registration Rights Agreement (as applicable), Pro Rata, that can be sold without exceeding the Maximum Number of Shares; and (iii) third, to the extent that the Maximum Number of Shares has not been reached under the foregoing clauses (i) and (ii), the shares of Common Stock or other securities for the account of other persons that the Company is obligated to register pursuant to written contractual piggy-back registration rights held by other shareholders of the Company that can be sold without exceeding the Maximum Number of Shares.

5.1.3.       Terms.  The Company shall bear all fees and expenses attendant to registering the Registrable Securities, including the reasonable expenses of any one legal counsel selected by the Holders to represent them in connection with the sale of the Registrable Securities, but the Holders shall pay any and all underwriting commissions related to the Registrable Securities.  In the event of such a proposed registration, the Company shall furnish the then Holders of outstanding Registrable Securities with not less than fifteen days written notice prior to the proposed date of filing of such registration statement.  Such notice to the Holders shall continue to be given for each applicable registration statement filed (until the fifth anniversary of the Effective Date) by the Company until such time as all of the Registrable Securities have been registered and sold.  The holders of the Registrable Securities shall exercise the “piggy-back” rights provided for herein by giving written notice, within ten days of the receipt of the Company’s notice of its intention to file a registration statement.  The Company shall cause any registration statement filed pursuant to the above “piggyback” rights to remain effective for at least nine months from the date that the Holders of the Registrable Securities are first given the opportunity to sell all of such securities.

5.2.          Suspension of Use of Effective Registration Statement.  If a registration  statement relating to the registration of Registrable Securities under this Section 5 hereof has been declared effective (“Effective Registration Statement”), subject to the good faith determination by the Board of Directors of the Company that it is reasonably necessary to suspend the use of such Effective Registration Statement or sales of Registrable Securities by Holders under such Effective Registration Statement, the Company may, upon written notice (the “Suspension Notice”) to the Holders, direct the Holders to suspend the use of or sales under such Effective Registration Statement for a period not to exceed thirty (30) days in any three (3) month period or ninety (90) days in the aggregate in any twelve (12) month period, if any of the following events (each, a “Suspension Event”) shall occur: negotiations relating to, or the consummation of, a transaction or the occurrence of an event, in each case, that (i) would require additional disclosure of material information by the Company in such Effective Registration Statement or other public filings and which has not been so disclosed, and (ii) either (x) as to which the Company has a bona fide business purpose for preserving confidentiality, or (y) that renders the Company unable to comply with SEC requirements, or (z) that would make it unduly burdensome to promptly amend or supplement such Effective Registration Statement on a post-effective basis, as applicable.  Upon the occurrence of any such Suspension Event, the Company shall use its reasonable best efforts to take or cause to be taken such action as is necessary to permit resumed use of such Effective Registration Statement promptly following the cessation of the Suspension Event giving rise to such suspension so as to permit the Holders to resume use of and sales under such Effective Registration Statement as soon as practicable thereafter.  Upon cessation of the Suspension Event giving rise to such suspension, the Company shall provide the Holders with written notice within two (2) business days that the Suspension Event has ceased (the “End of Suspension Notice”).  The Holders shall not effect any sales of the Registrable Securities pursuant to such Effective Registration Statement at any time after it has received a Suspension Notice from the Company and prior to the receipt of an End of Suspension Notice (the “Suspension Period”).  The Company shall extend the effectiveness period of any registration statement by the number of days of the Suspension Period, provided there are Registrable Securities registered thereunder that have not been sold.

5.3.          General Terms.

5.3.1.       Indemnification.  The Company shall indemnify the Holder(s) of the Registrable Securities to be sold pursuant to any registration statement hereunder and each person, if any, who controls such Holders within the meaning of Section 15 of the Act or Section 20(a) of the Securities Exchange Act of 1934, as amended (“Exchange Act”), against all loss, claim, damage, expense or liability (including all reasonable attorneys’ fees and other expenses reasonably incurred in investigating, preparing or defending against litigation, commenced or threatened, or any claim whatsoever whether arising out of any action between the underwriter and the Company or between the underwriter and any third party or otherwise) to which any of them may become subject under the Act, the Exchange Act or otherwise, arising from such registration statement but only to the same extent and with the same effect as the provisions pursuant to which the Company has agreed to indemnify the underwriters contained in Section 5 of the Underwriting Agreement (the “Underwriting Agreement”) between the Company, CRT Capital Group LLC and CIBC dated the Effective Date.  The Holder(s) of the Registrable Securities to be sold pursuant to such registration statement, and their successors and assigns, shall severally, and not jointly, indemnify the Company, its officers and directors and each person, if any, who controls the Company within the meaning of Section 15 of the Act or Section 20(a) of the Exchange Act, against all loss, claim, damage, expense or liability (including all reasonable attorneys’ fees and other expenses reasonably incurred in investigating, preparing or defending against any claim whatsoever) to which they may become subject under the Act, the Exchange Act or otherwise, arising from information furnished by or on behalf of such Holders, or their successors or assigns, in writing, for specific inclusion in such registration statement to the same extent and with the same effect as the provisions contained in Section 5 of the Underwriting Agreement.

5.3.2.       Exercise of Purchase Options.  Nothing contained in this Purchase Option shall be construed as requiring the Holder(s) to exercise their Purchase Options or Warrants underlying such Purchase Options prior to or after the initial filing of any registration statement or the effectiveness thereof.

5.3.3.       Documents Delivered to Holders.  The Company shall furnish CIBC, as representative of the Holders participating in any of the foregoing offerings, a signed counterpart, addressed to the participating Holders, of (i) an opinion of counsel to the Company, dated the effective date of such registration statement (and, if such registration includes an underwritten public offering, an opinion dated the date of the closing under any underwriting agreement related thereto), and (ii) a “cold comfort” letter dated the effective date of such registration statement (and, if such registration includes an underwritten public offering, a letter dated the date of the closing under the underwriting agreement) signed by the independent public accountants who have issued a report on the Company’s financial statements included in such registration statement, in each case covering substantially the same matters with respect to such registration statement (and the prospectus included therein) and, in the case of such accountants’ letter, with respect to events subsequent to the date of such financial statements, as are customarily covered in opinions of issuer’s counsel and in accountants’ letters delivered to underwriters in underwritten public offerings of securities.  The Company shall also deliver promptly to CIBC, as representative of the Holders participating in the offering, the correspondence and memoranda described below and copies of all correspondence between the SEC or its staff and the Company, its counsel or auditors and permit CIBC, as representative of the Holders, to do such investigation, upon reasonable advance notice, with respect to information contained in or omitted from the registration statement as it deems reasonably necessary to comply with applicable securities laws or rules of the NASD.  Such investigation shall include access to books, records and properties and opportunities to discuss the business of the Company with its officers and independent auditors, all to such reasonable extent and at such reasonable times as CIBC, as representative of the Holders, shall reasonably request.  The Company shall not be required to disclose any confidential information or other records to CIBC, as representative of the Holders, or to any other person, unless and until such persons shall have entered into reasonable confidentiality agreements (in form and substance reasonably satisfactory to the Company), with the Company with respect thereto.

5.3.4.       Underwriting Agreement.  The Company shall enter into an underwriting agreement with the managing underwriter(s), if any, selected by any Holders whose Registrable Securities are being registered pursuant to this Section 5, which managing underwriter shall be reasonably acceptable to the Company.  Such agreement shall be reasonably satisfactory in form and substance to the Company, each Holder and such managing underwriters, and shall contain such representations, warranties and covenants by the Company and such other terms as are customarily contained in agreements of that type used by the managing underwriter.  The Holders shall be parties to any underwriting agreement relating to an underwritten sale of their Registrable Securities and may, at their option, require that any or all of the representations, warranties and covenants of the Company to or for the benefit of such underwriters shall also be made to and for the benefit of such Holders.  Such Holders shall not be required to make any representations or warranties to or agreements with the Company or the underwriters except as they may relate to such Holders, information regarding such Holders and their intended methods of distribution.  Such Holders, however, shall agree to such covenants and indemnification and contribution obligations for selling shareholders as are customarily contained in agreements of that type used by the managing underwriter.  Further, such Holders shall execute appropriate powers of attorney and custody agreements as the underwriters shall reasonably determine are necessary in connection with the offering and otherwise cooperate fully in the preparation of the registration statement and other documents relating to any offering in which they include securities pursuant to this Section 5.  Each Holder shall also furnish to the Company such information regarding itself, the Registrable Securities held by it, and the intended method of disposition of such securities as shall be reasonably required to effect the registration of the Registrable Securities.

5.3.5.       Rule 144 Sale.  Notwithstanding anything contained in this Section 5 to the contrary, the Company shall have no obligation pursuant to Section 5.1 for the registration of Registrable Securities held by any Holder (i) where such Holder would then be entitled to sell under Rule 144 promulgated under the Act (“Rule 144”) within any three-month period (or such other period prescribed under Rule 144 as may be provided by amendment thereof) all of the Registrable Securities then held by such Holder, and (ii) where the number of Registrable Securities held by such Holder is within the volume limitations under paragraph (e) of Rule 144 (calculated as if such Holder were an affiliate within the meaning of Rule 144).

5.3.6.       Supplemental Prospectus.  Each Holder agrees, that upon receipt of any notice from the Company of the happening of any event as a result of which the prospectus included in the Registration Statement, as then in effect, includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading in light of the circumstances then existing, such Holder will immediately discontinue disposition of Registrable Securities pursuant to the Registration Statement covering such Registrable Securities until such Holder’s receipt of the copies of a supplemental or amended prospectus, and, if so desired by the Company, such Holder shall deliver to the Company (at the expense of the Company) or destroy (and deliver to the Company a certificate of such destruction) all copies, other than permanent file copies then in such Holder’s possession, of the prospectus covering such Registrable Securities current at the time of receipt of such notice.

5.3.7.       Holder Obligations.  No Holder may participate in any underwritten offering pursuant to this Section 5 unless such Holder (i) agrees to sell only the Holder’s Registrable Securities on the basis reasonably provided in any underwriting agreement, and (ii) completes, executes and delivers any and all questionnaires, powers of attorney, custody agreements, indemnities, underwriting agreements and other documents reasonably and customarily required by or under the terms of any underwriting agreement.

6.             Adjustments.

6.1.          Adjustments to Exercise Price and Number of Securities.  The Exercise Price and the number of Units underlying the Purchase Option shall be subject to adjustment from time to time as hereinafter set forth:

6.1.1.       Stock Dividends - Split-Ups.  If after the date hereof, and subject to the provisions of Section 6.4 below, the number of outstanding shares of Common Stock is increased by a stock dividend payable in shares of Common Stock or by a split-up of shares of Common Stock or other similar event, then, on the effective date thereof, the number of shares of Common Stock underlying each of the Units purchasable hereunder shall be increased in proportion to such increase in outstanding shares.  In such case, the number of shares of Common Stock, and the exercise price applicable thereto, underlying the Warrants underlying each of the Units purchasable hereunder shall be adjusted in accordance with the terms of the Warrants.  For example, if the Company declares a two-for-one stock dividend and at the time of such dividend this Purchase Option is for the purchase of one Unit at $7.50 per whole Unit (the Warrants underlying the Units are exercisable for $6.25 per share), upon effectiveness of the dividend, this Purchase Option will be adjusted to allow for the purchase of one Unit at $7.50 per Unit, each Unit entitling the holder to receive two shares of Common Stock and two Warrants (each Warrant exercisable for two shares of Common Stock at $3.13 per share).

6.1.2.       Aggregation of Shares.  If after the date hereof, and subject to the provisions of Section 6.4, the number of outstanding shares of Common Stock is decreased by a consolidation, combination or reclassification of shares of Common Stock or other similar event, then, on the effective date thereof, the number of shares of Common Stock underlying each of the Units purchasable hereunder shall be decreased in proportion to such decrease in outstanding shares.  In such case, the number of shares of Common Stock, and the exercise price applicable thereto, underlying the Warrants underlying each of the Units purchasable hereunder shall be adjusted in accordance with the terms of the Warrants.

6.1.3.       Replacement of Securities upon Reorganization, etc.  In case of any reclassification or reorganization of the outstanding shares of Common Stock other than a change covered by Section 6.1.1 or 6.1.2 hereof or that solely affects the par value of such shares of Common Stock, or in the case of any merger or consolidation of the Company with or into another corporation (other than a consolidation or merger in which the Company is the continuing corporation and that does not result in any reclassification or reorganization of the outstanding shares of Common Stock), or in the case of any sale or conveyance to another corporation or entity of the property of the Company as an entirety or substantially as an entirety in connection with which the Company is dissolved, the Holder of this Purchase Option shall have the right thereafter (until the expiration of the right of exercise of this Purchase Option) to receive upon the exercise hereof, for the same aggregate Exercise Price payable hereunder immediately prior to such event, the kind and amount of shares of stock or other securities or property (including cash) receivable upon such reclassification, reorganization, merger or consolidation, or upon a dissolution following any such sale or transfer, by a Holder of the number of shares of Common Stock of the Company obtainable upon exercise of this Purchase Option and the underlying Warrants immediately prior to such event; and if any reclassification also results in a change in shares of Common Stock covered by Section 6.1.1 or 6.1.2, then such adjustment shall be made pursuant to Sections 6.1.1, 6.1.2 and this Section 6.1.3.  The provisions of this Section 6.1.3 shall similarly apply to successive reclassifications, reorganizations, mergers or consolidations, sales or other transfers.

6.1.4.       Changes in Form of Purchase Option.  This form of Purchase Option need not be changed because of any change pursuant to this Section, and Purchase Options issued after such change may state the same Exercise Price and the same number of Units as are stated in the Purchase Options initially issued pursuant to this Agreement.  The acceptance by any Holder of the issuance of new Purchase Options reflecting a required or permissive change shall not be deemed to waive any rights to an adjustment occurring after the Commencement Date or the computation thereof.

6.2.          Substitute Purchase Option.  In case of any consolidation of the Company with, or merger of the Company with, or merger of the Company into, another corporation (other than a consolidation or merger which does not result in any reclassification or change of the outstanding Common Stock), the corporation formed by such consolidation or merger shall execute and deliver to the Holder a supplemental Purchase Option providing that the holder of each Purchase Option then outstanding or to be outstanding shall have the right thereafter (until the stated expiration of such Purchase Option) to receive, upon exercise of such Purchase Option, the kind and amount of shares of stock and other securities and property receivable upon such consolidation or merger, by a holder of the number of shares of Common Stock of the Company for which such Purchase Option might have been exercised immediately prior to such consolidation, merger, sale or transfer.  Such supplemental Purchase Option shall provide for adjustments which shall be identical to the adjustments provided in Section 6.  The above provision of this Section shall similarly apply to successive consolidations or mergers.

6.3.          Elimination of Fractional Interests.  The Company shall not be required to issue certificates representing fractions of shares of Common Stock or Warrants upon the exercise of the Purchase Option, nor shall it be required to issue scrip or pay cash in lieu of any fractional interests, it being the intent of the parties that all fractional interests shall be eliminated by rounding any fraction up to the nearest whole number of Warrants, shares of Common Stock or other securities, properties or rights.

7.             Reservation and Listing.

The Company shall at all times reserve and keep available out of its authorized shares of Common Stock, solely for the purpose of issuance upon exercise of the Purchase Option or the Warrants underlying the Purchase Option, such number of shares of Common Stock or other securities, properties or rights as shall be issuable upon the exercise thereof.  The Company covenants and agrees that, upon exercise of the Purchase Option and payment of the Exercise Price therefor, all shares of Common Stock and other securities issuable upon such exercise shall be duly and validly issued, fully paid and non-assessable and not subject to preemptive rights of any shareholder.  The Company further covenants and agrees that upon exercise of the Warrants underlying the Purchase Option and payment of the respective Warrant exercise price therefor, all shares of Common Stock and other securities issuable upon such exercise shall be duly and validly issued, fully paid and non-assessable and not subject to preemptive rights of any shareholder.  As long as the Purchase Option shall be outstanding, the Company shall use its commercially reasonable efforts to cause all (i) Units and shares of Common Stock issuable upon exercise of the Purchase Option, (ii) Warrants issuable upon exercise of the Purchase Option and (iii) shares of Common Stock issuable upon exercise of the Warrants included in the Units issuable upon exercise of the Purchase Option to be listed (subject to official notice of issuance) on the securities exchanges (or, if applicable on the Nasdaq National Market, SmallCap Market, OTC Bulletin Board or any successor trading market) on which the Units, the Common Stock or the Public Warrants issued to the public in connection with the Offering may then be listed and/or quoted.

8.             Certain Notice Requirements.

8.1.          Holder’s Right to Receive Notice.  Nothing herein shall be construed as conferring upon the Holders the right to vote or consent as a shareholder for the election of directors or any other matter, or as having any rights whatsoever as a shareholder of the Company.  If, however, at any time prior to the expiration of the Purchase Option and their exercise, any of the events described in Section 8.2 shall occur, then, in one or more of said events, the Company shall give written notice of such event at least fifteen days prior to the date fixed as a record date or the date of closing the transfer books for the determination of the shareholders entitled to such dividend, distribution, conversion or exchange of securities or subscription rights, or entitled to vote on such proposed dissolution, liquidation, winding up or sale.  Such notice shall specify such record date or the date of the closing of the transfer books, as the case may be.  Notwithstanding the foregoing, the Company shall deliver to each Holder a copy of each notice given to the other shareholders of the Company at the same time and in the same manner that such notice is given to the shareholders.

8.2.          Events Requiring Notice.  The Company shall be required to give the notice described in this Section 8 upon one or more of the following events: (i) if the Company shall take a record of the holders of its shares of Common Stock for the purpose of entitling them to receive a dividend or distribution payable otherwise than in cash, or a cash dividend or distribution payable otherwise than out of retained earnings, as indicated by the accounting treatment of such dividend or distribution on the books of the Company, or (ii) the Company shall offer to all the holders of its Common Stock any additional shares of capital stock of the Company or securities convertible into or exchangeable for shares of capital stock of the Company, or any option, right or warrant to subscribe therefor, or (iii) a dissolution, liquidation or winding up of the Company (other than in connection with a consolidation or merger) or a sale of all or substantially all of its property, assets and business shall be proposed.

8.3.          Notice of Change in Exercise Price.  The Company shall, promptly after an event requiring a change in the Exercise Price pursuant to Section 6 hereof, send notice to the Holders of such event and change (“Price Notice”).  The Price Notice shall describe the event causing the change and the method of calculating same and shall be certified as being true and accurate by the Company’s Chief Executive Officer and Chief Financial Officer.

8.4.          Transmittal of Notices.  All notices, requests, consents and other communications under this Purchase Option shall be in writing and shall be deemed to have been duly made when hand delivered, or mailed by express mail or private courier service: (i) If to the registered Holder of the Purchase Option, to the address of such Holder as shown on the books of the Company, or (ii) if to the Company, to the following address or to such other address as the Company may designate by notice to the Holders:

Sherman WSC Acquisition Corp.
c/o The Sherman Group
1251 Avenue of the Americas
Suite 900
New York, NY 10020
Attn:  Francis P. Jenkins, Jr.
Fax No.:  (212) 300-0200

9.             Miscellaneous.

9.1.          Amendments.  The Company and CIBC may from time to time supplement or amend this Purchase Option without the approval of any of the Holders in order to cure any ambiguity, to correct or supplement any provision contained herein that may be defective or inconsistent with any other provisions herein, or to make any other provisions in regard to matters or questions arising hereunder that the Company and CIBC may deem necessary or desirable and that the Company and CIBC deem shall not adversely affect the interest of the Holders.  All other modifications or amendments shall require the written consent of and be signed by the party against whom enforcement of the modification or amendment is sought.

9.2.          Headings.  The headings contained herein are for the sole purpose of convenience of reference, and shall not in any way limit or affect the meaning or interpretation of any of the terms or provisions of this Purchase Option.

10.           Entire Agreement.

This Purchase Option (together with the other agreements and documents being delivered pursuant to or in connection with this Purchase Option) constitutes the entire agreement of the parties hereto with respect to the subject matter hereof, and supersedes all prior agreements and understandings of the parties, oral and written, with respect to the subject matter hereof.

10.1.        Binding Effect.  This Purchase Option shall inure solely to the benefit of and shall be binding upon, the Holder and the Company and their permitted assignees, respective successors, legal representative and assigns, and no other person shall have or be construed to have any legal or equitable right, remedy or claim under or in respect of or by virtue of this Purchase Option or any provisions herein contained.

10.2.        Governing Law; Submission to Jurisdiction.  This Purchase Option shall be governed by and construed and enforced in accordance with the laws of the State of New York without giving effect to conflict of laws.  The Company hereby agrees that any action, proceeding or claim against it arising out of, or relating in any way to this Purchase Option shall be brought and enforced in the courts of the State of New York or of the United States of America for the Southern District of New York, and irrevocably submits to such jurisdiction, which jurisdiction shall be exclusive.  The Company hereby waives any objection to such exclusive jurisdiction and that such courts represent an inconvenient forum.  Any process or summons to be served upon the Company may be served by transmitting a copy thereof by registered or certified mail, return receipt requested, postage prepaid, addressed to it at the address set forth in Section 8 hereof.  Such mailing shall be deemed personal service and shall be legal and binding upon the Company in any action, proceeding or claim.  The Company and the Holder agree that the prevailing party(ies) in any such action shall be entitled to recover from the other party(ies) all of its reasonable attorneys’ fees and expenses relating to such action or proceeding and/or incurred in connection with the preparation therefor.

10.3.        Waiver.  The failure of the Company or the Holder to at any time enforce any of the provisions of this Purchase Option shall not be deemed or construed to be a waiver of any such provision, nor to in any way affect the validity of this Purchase Option or any provision hereof or the right of the Company or any Holder to thereafter enforce each and every provision of this Purchase Option.  No waiver of any breach, non-compliance or non-fulfillment of any of the provisions of this Purchase Option shall be effective unless set forth in a written instrument executed by the party or parties against whom or which enforcement of such waiver is sought; and no waiver of any such breach, non-compliance or non-fulfillment shall be construed or deemed to be a waiver of any other or subsequent breach, non-compliance or non-fulfillment.

10.4.        Execution in Counterparts.  This Purchase Option may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which shall be deemed to be an original, but all of which taken together shall constitute one and the same agreement, and shall become effective when one or more counterparts has been signed by each of the parties hereto and delivered to each of the other parties hereto.

10.5.        Exchange Agreement.  As a condition of the Holder’s receipt and acceptance of this Purchase Option, Holder agrees that, at any time prior to the complete exercise of this Purchase Option by Holder, if the Company and CIBC enter into an agreement (“Exchange Agreement”) pursuant to which they agree that all outstanding Purchase Options will be exchanged for securities or cash or a combination of both, then Holder shall agree to such exchange and become a party to the Exchange Agreement.

[Signature page follows]

IN WITNESS WHEREOF, the Company has caused this Purchase Option to be signed by its duly authorized officer as of the ___ day of ________, 2007.

SHERMEN WSC ACQUISITION CORP.

By:
Name:
Title:

Exhibit A

Form to be used to exercise Purchase Option:

Shermen WSC Acquisition Corp.
c/o The Sherman Group
1251 Avenue of the Americas,
Suite 900
New York, NY 10020

Date: _________________

The undersigned hereby elects irrevocably to exercise all or a portion of the within Purchase Option and to purchase ___ Units of Shermen WSC Acquisition Corp. and hereby makes payment of $____________ (at the rate of $_________ per Unit) in payment of the Exercise Price pursuant thereto.  Please issue the Common Stock and Warrants as to which this Purchase Option is exercised in accordance with the instructions given below.

or

The undersigned hereby elects irrevocably to convert its right to purchase _________ Units purchasable under the within Purchase Option by surrender of the unexercised portion of the attached Purchase Option (with a “Value” based of $_______ based on a “Market Price” of $_______).  Please issue the securities comprising the Units as to which this Purchase Option is exercised in accordance with the instructions given below.

Signature

Signature Guaranteed

INSTRUCTIONS FOR REGISTRATION OF SECURITIES

Name
(Print in Block Letters)

Address

Ex. A-1

NOTICE: THE SIGNATURE TO THIS FORM MUST CORRESPOND WITH THE NAME AS WRITTEN UPON THE FACE OF THE WITHIN PURCHASE OPTION IN EVERY PARTICULAR WITHOUT ALTERATION OR ENLARGEMENT OR ANY CHANGE WHATSOEVER, AND MUST BE GUARANTEED BY A BANK, OTHER THAN A SAVINGS BANK, OR BY A TRUST COMPANY OR BY A FIRM HAVING MEMBERSHIP ON A REGISTERED NATIONAL SECURITIES EXCHANGE.

Ex. A-2

Exhibit B

Form to be used to assign Purchase Option:

ASSIGNMENT

(To be executed by the registered Holder to effect a transfer of the within Purchase Option):

FOR VALUE RECEIVED,______________________________________________ does hereby sell, assign and transfer unto________________________________________________ the right to purchase __________ Units of Shermen WSC Acquisition Corp. (“Company”) evidenced by the within Purchase Option and does hereby authorize the Company to transfer such right on the books of the Company.

Dated: , 20___ ____________________

Signature

Signature Guaranteed

NOTICE: THE SIGNATURE TO THIS FORM MUST CORRESPOND WITH THE NAME AS WRITTEN UPON THE FACE OF THE WITHIN PURCHASE OPTION IN EVERY PARTICULAR WITHOUT ALTERATION OR ENLARGEMENT OR ANY CHANGE WHATSOEVER, AND MUST BE GUARANTEED BY A BANK, OTHER THAN A SAVINGS BANK, OR BY A TRUST COMPANY OR BY A FIRM HAVING MEMBERSHIP ON A REGISTERED NATIONAL SECURITIES EXCHANGE.

Ex. B-1